Exhibit 99.2

Oaktree Real Estate Income Trust, Inc. Announces Adviser Transition to

Brookfield Asset Management Inc.

Dear Stockholders,

We are pleased to inform you that Oaktree Real Estate Income Trust, Inc. (the “Company”) has entered into an agreement to transition its external advisory role to Brookfield REIT Adviser LLC, an affiliate of Brookfield Asset Management Inc. (NYSE:BAM) (“Brookfield”). In connection with the transition, Oaktree Fund Advisors, LLC (“Oaktree”), the Company’s existing advisor, will resign as adviser but is expected to continue as sub-adviser with respect to certain of the Company’s existing investments as well as the Company’s liquid securities portfolio. The Company believes stockholders will benefit from the combination of Brookfield’s proprietary deal flow, operational expertise, and notable track record of success as a diversified real estate investor together with Oaktree’s credit expertise.

The transition is expected to take place concurrently with the effectiveness of the registration statement on Form S-11 in connection with the Company’s follow-on public offering, which is currently estimated to occur in the fourth quarter of 2021. The transition and related transactions are subject to customary closing conditions, including regulatory approvals, and there is no guarantee they will occur as described herein or at all.

In connection with the transition of the advisory role, the Company also expects:

•	Name Change: The Company will change its name to Brookfield Real Estate Income Trust Inc.

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Investment Strategy: The Company’s investment strategy will largely stay the same, but will also target a limited exposure to certain non-U.S. gateway markets where Brookfield has existing real estate investments and operating platforms. The Company also expects to benefit from Brookfield’s in-house property and portfolio management capabilities.

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Brookfield Contribution: Brookfield expects to contribute interests in certain high-quality, income-producing multifamily and office properties, which interests are expected to have a gross unlevered value of over $400 million (with an expected equity contribution value of over $180 million), in consideration for a number of shares of the Company’s common stock and/or interests in a subsidiary operating partnership of the Company equal to the independently appraised value of such contributions. This would grow and diversify the Company’s portfolio and align the Company’s and Brookfield’s interests. Brookfield may elect not to contribute one or all of these properties if it determines in good faith that such contribution is not in its or our best interests. As a result, there is no assurance that all or any of the contributions will occur.

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New Directors and Officers: In connection with the transition, the Company’s board of directors has elected new directors and tendered their resignations as directors, in each case, effective concurrently with the transition. In addition, the board of directors will appoint new officers from Brookfield to manage the Company in place of the existing officers following the transition, except that Manish Desai, the Company’s current President, will join Brookfield following the completion of the transition and serve as the Company’s President and Chief Operating Officer.

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Change in Management Fee: The management fee payable to the adviser will increase from 1.00% of net asset value (“NAV”) per annum to 1.25% of NAV per annum. The amount of the incentive fee will not change. In addition, certain personnel and administrative expenses will be reimbursable by the Company under the terms of the new advisory agreement. Oaktree will not receive separate compensation from the Company for its role as sub-adviser.

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Share Repurchase Plan and Tender Offer: The 5% early repurchase deduction for shares held for less than one year that are repurchased under the Company’s share repurchase plan will be waived until the completion of the transition, allowing stockholders to request repurchase of their shares at 100% of NAV even if they have held their shares for less than one year. In addition, if necessary to provide additional liquidity to the Company prior to the completion of the transition, Brookfield has committed to purchase up to $150 million of the Company’s common stock and/or interests in a subsidiary operating partnership to fund a tender offer by the Company (the “Tender Offer”). The Tender Offer is expected to be provided to the Company’s stockholders only in the event that repurchase requests pursuant to the Company’s share repurchase plan exceed either (1) 5% of the Company’s NAV during either the July or August monthly repurchase periods, for which repurchase requests must be submitted by 4:00 p.m. ET on July 29 or August 30, respectively, or (2) 8% of NAV for the July and August monthly repurchase periods combined, for which the same repurchase request deadlines apply (each, a “Trigger Event”).

Brookfield is a leading alternative asset manager with over $600 billion of assets under management across real estate, infrastructure, private equity and credit. Brookfield Real Estate is one of the world’s largest real estate investors, with $210 billion of real estate assets under management globally with 538 professionals and 24,400 operating employees. Through its managed investment vehicles, Brookfield’s portfolio spans multiple asset classes, including office, multifamily, logistics, mixed-use, retail, hospitality and alternative sectors (such as life sciences, manufactured housing, student housing, serviced apartments and triple net lease). Brookfield is the majority stockholder of Oaktree’s parent company.

We look forward to continuing our relationship and thank you for your ongoing trust in the Company.

The press release regarding the transition can be found here. For additional information about the transition, including the risks related thereto, please reference the Company’s current prospectus, as supplemented. We will continue to keep you abreast of the details of the transition including any future announcements. If you have any questions related to this correspondence, please contact your financial advisor or visit www.OaktreeREIT.com.

Forward-Looking Statements

This communication includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements describing the pending transition described in this communication and the expected timing thereof. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Such factors may include, but are not limited to, the occurrence of any event, change or other circumstances that could cause the transition not to be consummated and the effect of the announcement of the transition on our business and personnel. In addition, these forward-looking statements reflect the Company’s views as of the date on which such statements were made. Subsequent events and developments may cause the Company’s views to change. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Tender Offer Statement

The Tender Offer has not yet commenced and will not commence unless a Trigger Event occurs. This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. Upon a Trigger Event and on the commencement date of the Tender Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the Securities and Exchange Commission (the “SEC”) by the Company. The solicitation and offer to buy shares of the Company’s common stock will only be made pursuant to the offer to purchase, the letter of transmittal and the related materials that the Company will file as part of the Schedule TO. Holders of the Company’s common stock should carefully read those materials when they are available because they will contain important information, including the various terms and conditions of the Tender Offer. Neither the Company nor its board of directors make any recommendation as to whether to tender shares. If the Tender Offer is made, stockholders may obtain free copies, when available, of the tender offer statement on Schedule TO, the offer to purchase, the letter of transmittal and the related materials that will be filed by the Company with the SEC at the commission’s website at www.sec.gov.